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Exhibit 10.3

PROMISSORY NOTE

$1,000,000.00	May 5, 2003

        FOR VALUE RECEIVED, the undersigned, Scioto Downs, Inc., an Ohio corporation, with offices at 6000 South High Street, Columbus, OH 43207 (hereinafter referred to as "Maker"), promises to pay to the order of MTR Gaming Group, Inc., a Delaware corporation (hereinafter referred to as "Payee," which term shall include any holder hereof), at its principal place of business at State Route 2, P.O. Box 356, Chester, WV 26034, or at such other place as Payee may designate, the principal sum of One Million Dollars ($1,000,000.00), or so much thereof as may be advanced by Payee to Maker from time to time, together with all charges herein provided and interest on the unrepaid advances of said principal sum from date of disbursement by Payee, payable in cash at the rates and in the manner hereinafter set forth.

Article I
DEFINITIONS

        1.1   The following terms wherever used in this Note shall have the following meanings:

        "Default Rate of Interest" shall mean the rate equal to the Interest Rate plus four percent (4%) per annum.

        "Interest Rate" shall mean the rate equal to the rate of interest that would by paid by the Payee pursuant to the Third Amended and Restated Credit Agreement dated March 28, 2003 by and between Payee and its subsidiaries as the Borrowers, Wells Fargo Bank, National Association as the Agent Bank, Swingline Lender and L/C Issuer, and the Lenders referenced therein (the "Wells Fargo Credit Agreement").

        "Loan Agreement" shall mean the Loan Agreement of even date hereof.

        "Loan Documents" shall collectively mean this Note, the Loan Agreement, the Mortgage, and any other instrument, affidavit, certificate, or document heretofore, now or hereafter given by Maker in connection with the loan evidenced by this Note.

        "Management Agreement" shall mean the agreement of even date herewith between the Maker and the Payee pursuant to which the Payee shall manage the businesses of the Maker.

        "Mara" shall mean Mara Enterprises, Inc., an Ohio corporation.

        "Maturity Date" shall mean December 31, 2003.

        "Merger Agreement" shall mean the Merger Agreement entered into as of December 23, 2002, as amended, by and between the Payee, Maker and Racing Acquisition, Inc. (a wholly owned subsidiary of the Payee) pursuant to which Payee would acquire all of the issued and outstanding shares of the Maker.

        "Mortgage" shall mean that certain Open-End Mortgage, Security Agreement and Financing Statement of even date herewith, given by Maker to Payee and encumbering the approximately 173 acre parcel of land in the State of Ohio, County of Franklin, and Township of Hamilton, as more fully described in the Mortgage (the "Scioto Property").

        "Note" means this Promissory Note.

        "Option Agreement" shall mean the Option Agreement of even date herewith, or of substantially even date herewith, pursuant to which Mara granted to the Maker an option to purchase the approximately 37 acre parcel of land, adjacent to the Scioto Property, in the State of Ohio, County of Franklin, and Township of Hamilton, as more fully described in the Option Agreement.

Article II
ADVANCES

        2.1   Payee shall, from time to time, make advances of principal to the Maker subject to the limitation that the aggregate principal amount of such advances shall not exceed One Million Dollars ($1,000,000.00).

        2.2   Payee's obligation to make advances of principal is subject to the terms and conditions set forth in Section 5 of the Loan Agreement.

Article III
PAYMENTS OF PRINCIPAL AND INTEREST

        3.1   All advances of the principal sum of this Note will bear interest at the Interest Rate, unless the Default Rate of Interest is applicable, from date of disbursement by Payee until repaid and shall be finally due and payable on the Maturity Date.

        3.2   All principal and all accrued and unpaid interest shall be due and payable in full on the Maturity Date. Subject to Section 5.2, no accrued interest shall be due prior to the Maturity Date.

Article IV
PREPAYMENT

        4.1   The privilege is hereby reserved by Maker to prepay the outstanding principal balance of this Note in whole or in part at any time and from time to time without premium or penalty.

Article V
DEFAULT

        5.1   The term "Event of Default" shall mean the occurrence of any one or more of the following:

  (a)
  A failure by Maker to make any payment of principal or interest or any combination thereof on this Note when due;

  (b)
  The occurrence of any default by Maker pursuant to the terms of the Mortgage (subject to any applicable cure period).

  (c)
  The occurrence of any default by Maker pursuant to the terms and conditions of the Merger Agreement (subject to any applicable cure period).

  (d)
  The occurrence of any default by Mara pursuant to the terms and conditions of the Option Agreement (subject to any applicable cure period).

  (e)
  Any default by Maker under the Loan Agreement (subject to any applicable cure period).

  (f)
  Any other default by Maker under the Loan Documents (subject to any applicable cure period).

  (g)
  Any default by Maker under the Management Agreement (subject to any applicable cure period).

        5.2   Upon the occurrence of any Event of Default, the entire unpaid balance of principal and interest evidenced by this Note, together with all sums of money advanced by Payee in accordance with the terms of any one or more of the Loan Documents (the foregoing being hereinafter collectively referred to as the "Indebtedness") shall thereupon bear interest at the Default Rate of Interest, and at the option of Payee, all the Indebtedness together with interest thereon at the Default Rate of Interest shall immediately become due and payable ("Acceleration") without demand made therefor and without notice to any person, notice of the exercise of said option being hereby expressly waived, and Payee shall have all remedies under law and equity to enforce the payment of all of the Indebtedness, time being of the essence of this Note.

Article VI
MISCELLANEOUS

        6.1   The failure of Payee to exercise any option herein provided upon the occurrence of any Event of Default shall not constitute a waiver of the right to exercise such option in the event of any continuing or subsequent Event of Default. Maker hereby agrees that the maturity of all or any part of the loan evidenced hereby may be postponed or extended and that any covenants and conditions contained in this Note or in the Mortgage may be waived or modified without prejudice to the liability of Maker on said Note or Mortgage.

        6.2   Presentment for payment, notice of dishonor, protest, notice of protest and diligence in bringing suit against any party hereto are hereby waived by Maker. Maker hereby waives all relief from any and all appraisement or exemption laws now in force or hereafter enacted.

        6.3   This Note is secured by the Mortgage.

        6.4   The obligations evidenced or created by this Note, as well as all waivers of rights by Maker contained herein shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of this Note, including, without limitation, all indorsers and guarantors.

        6.5   If any provision (or any part of any provision) contained in this Note shall for any reason be held or deemed to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein and the remaining provisions of this Note shall remain in full force and effect.

        6.6   Maker hereby agrees to pay to Payee all reasonable costs of collecting and securing, and of attempting to collect and to secure this Note and to foreclose the Mortgage, including, without limitation, reasonable attorneys' fees, appraisers' fees, court costs, notice charges and title insurance charges, whether such attempt be made by suit, in bankruptcy, or otherwise; and said costs and any other sums due Payee by virtue of this Note may be included in any judgment or decree rendered.

        6.7   MAKER AND PAYEE BY ACCEPTANCE HEREOF HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN PAYEE AND MAKER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN MAKER AND PAYEE IN CONNECTION WITH THE LOAN DOCUMENTS, THIS NOTE, OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO PAYEE TO ENTER INTO THE FINANCING TRANSACTION. IT SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY PAYEE'S ABILITY TO PURSUE ITS REMEDIES INCLUDING, BUT NOT LIMITED TO, ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THE LOAN DOCUMENTS, THIS NOTE OR ANY OTHER DOCUMENT OR AGREEMENT RELATED HERETO.

        6.8   Maker hereby authorizes any attorney-at-law to appear in any court of record in the State of Ohio or in any other state or territory of the United States at any time after this Note becomes due, whether by Acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against Maker in favor of Payee for the amount due together with interest, expenses, the costs of suit and reasonable counsel fees, and thereupon to release and waive all errors, rights of appeal and stays of execution. Such authority shall not be exhausted by one exercise, but judgment may be confessed from time to time as any sums and/or costs, expenses or reasonable counsel fees shall be due, by filing an original or a photostatic copy of this Note. Maker waives any right to move any court for an order having any attorney or firm representing Payee removed or disqualified as counsel for Payee as a result of such attorney or firm confessing judgment against Maker in accordance with this Section 6.8. Maker hereby expressly waives any conflicts of interest that may now or hereafter exist as a result of any attorney representing Payee confessing judgment against Maker and expressly consents to any attorney representing Payee or to any other attorney to confess judgment against Maker in accordance with this Section 6.8. Maker hereby further consents and agrees that Payee may pay any attorney confessing judgment against Maker in accordance with this Section 6.8, a reasonable fee for confessing judgment and that any fees so paid may be included in the amount of such judgment.

        6.9   This Note is delivered in the State of Ohio and is to be governed by and construed in accordance with the laws of the State of Ohio without reference to choice of laws rules.

        6.10 THE MAKER REPRESENTS AND AGREES that (i) the loan to be disbursed under this Note is an exempt transaction under the Truth in Lending Act, 15 U.S.C. Section 1601, et. seq.; and (ii) constitutes a business loan.

WARNING—BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR.

MAKER
Scioto Downs, Inc. an Ohio corporation

/s/ EDWARD T. RYAN By: Edward T. Ryan President

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PROMISSORY NOTE
Article I DEFINITIONS
Article II ADVANCES
Article III PAYMENTS OF PRINCIPAL AND INTEREST
Article IV PREPAYMENT
Article V DEFAULT
Article VI MISCELLANEOUS